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                                                                     EXHIBIT 8.1

                          [VINSON & ELKINS LETTERHEAD]

                               September 25, 2000


EOTT Energy Partners, L.P.
1330 Post Oak Boulevard
Houston, Texas 77056

Gentlemen:

         We have acted as counsel to EOTT Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offer and sale of units representing limited partner interests in the Partnership (the "Common Units") pursuant to a Registration Statement, as amended, on Form S-1 (the "Registration Statement") originally filed with the Securities and Exchange Commission under the Securities Act of 1933 on August 30, 2000. Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (the "Partnership Agreement") filed as an exhibit to the Registration Statement.

         The Partnership owns a 99% limited partner interest in EOTT Energy Operating Limited Partnership ("EEOLP"), a Delaware limited partnership, which in turn owns 99% limited partnership interests in each of EOTT Energy Pipeline Limited Partnership ("EEPLP"), a Delaware limited partnership, and EOTT Energy Canada Limited Partnership ("EECLP" and, together with EEOLP and EEPLP, the "Operating Limited Partnerships"), a Delaware limited partnership. EOTT Energy Corp., (the "General Partner") a Delaware corporation, owns a 1% general partner interest in the Partnership and a 1% general partner interest in each of the Operating Limited Partnerships. Unless the context otherwise requires, references to Partnership are references to both the Partnership and the Operating Limited Partnerships.

         You have requested our opinion that (i) each of the Partnership and the Operating Limited Partnerships will be classified as a partnership for federal income tax purposes and (ii) each beneficial owner of Common Units will be treated as a partner of the Partnership for federal income tax purposes. In addition, you have asked us to review the description of the principal federal income tax consequences that should arise from the purchase, ownership and disposition of Common Units found in the "Tax Considerations" section of the Registration Statement.

         In connection with the foregoing request, the Partnership and the General Partner have made the following representations with respect to the Partnership and the Operating Limited Partnerships:

                  (a) Neither the Partnership nor any of the Operating Limited Partnerships has elected or will elect to be treated as an association taxable as a corporation;

                  (b) Except as otherwise required by section 704 of the Code and regulations promulgated thereunder, the General Partner has had and will have, in the aggregate, an



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         interest in each material item of income, gain, loss, deduction or credit of the Partnership equal to at least 1% at all times during the existence of the Partnership;

                  (c) The General Partner has and will maintain, in the aggregate, a minimum capital account balance in the Partnership equal to 1% of the total positive capital account balances of the Partnership;

                  (d) For each taxable year, less than 10% of the gross income of the Partnership will be derived from sources other than (i) the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource including oil, gas or products thereof, and naturally occurring carbon dioxide or (ii) other items of income as to which we have opined or will opine will be "qualifying income" within the meaning of section 7704(d) of the Code; and

                  (e) The Partnership and each of the Operating Limited Partnerships has been and will continue to be operated in accordance with (i) all applicable partnership statutes, (ii) its respective partnership agreement, and (iii) its description in the Registration Statement.

         Based upon the foregoing representations and covenants, the General Partner's continued participation (or the participation of another party satisfying the foregoing representations and covenants) as general partner of the Partnership and the Code, existing regulations thereunder, published rulings and judicial decisions currently outstanding, it is our opinion that (i) each of the Partnership and the Operating Limited Partnerships will be classified as a partnership for federal income tax purposes, and (ii) each beneficial owner of Common Units will be treated as a partner of the Partnership for federal income tax purposes. As used in this opinion, the term "beneficial owner of Common Units" refers to (a) the assignees of Common Units who have executed and delivered Transfer Applications and are awaiting admission as limited partners, and (b) unitholders whose Common Units are held in street name or by nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units.

         In addition, we have reviewed the description of the principal federal income tax consequences of the purchase, ownership and disposition of Common Units contained in the "Tax Considerations" section of the Registration Statement and, except as otherwise noted therein, all statements contained in such description relating to matters of law and legal conclusions reflect our opinion.

         Finally, based on our review of the Registration Statement, we have concluded that the "Tax Considerations" section of the Registration Statement addresses all material tax consequences to unitholders who are individual citizens or residents of the United States.

         We are rendering this opinion as of the time the Registration Statement becomes effective. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

                                             /s/ Vinson & Elkins L.L.P.




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